Exhibit 99.1

Lakeland Industries Clarifies Statements Made in the Media

RONKONKOMA, NY – September 16, 2013 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, is responding to recent inquiries of shareholders and investment articles surrounding the junior and senior financing transactions completed by Lakeland Industries, Inc. (the “Company”) in June 2013.

The per annum interest rate on the Company’s senior credit facility of $15 million with Alostar Business Credit, a division of Alostar Bank of Commerce, is LIBOR plus 525 basis points (with a floor of 6.25%). Since the applicable per annum LIBOR rate is lower than 0.5%, the current effective per annum interest rate on the senior debt is 6.25%.

As a condition precedent of the senior loan, the Company was required to obtain a $3.5 million subordinated loan. The Company secured a junior loan with LKL Investments, an affiliate of Arenal Capital, which provides for per annum interest at the rate of 12% through December 27, 2016, and the issuance to the junior lender of a common stock warrant to purchase 566,015 shares of the common stock of the Company at $.01 per share. The overall per annum rate of return of the entire $3.5 million junior debt financing, taking into account the 12% interest rate and assuming a three year exit on the warrant, is approximately 30%.

Being that the junior loan was a condition of the senior financing transaction, the Company has calculated a blended per annum rate of the loans of approximately 10 to 11% based upon certain reasonable assumptions, including the relative size of the two loans and attributing a value to the warrant based upon the market price of the common stock.

In addition, as part of the junior financing, the junior lender was given the right to elect one director to the Board of Directors of the Company commencing with the Company’s annual meeting of stockholders in 2014. Accordingly, no representative of the junior lender is currently a member of the Board of Directors of the Company.

On September 13, 2013, the Company hired Eduardo Tavares as the executive in charge of its wholly-owned subsidiary, Lakeland Brasil S.A. (“Lakeland Brasil”). Mr. Tavares is primarily responsible for running the Company’s Brazilian operations. Mr. Tavares was hired by the Company for his experience in turning-around distressed companies in Brazil, including companies which operate in the same markets as does Lakeland Brazil. Mr. Tavares also has extensive knowledge of the Company’s customer base and its competitors.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com